Exhibit 99.1
RESOLUTE ENERGY CORPORATION ANNOUNCES RESULTS
FOR THE FIRST QUARTER ENDED MARCH 31, 2011
- Three-month revenue of $54 million, up 31% from Q1 2010 -
- EBITDA of $24 million, up 39% from Q1 2010 -
Denver, Colorado — May 6, 2011 — Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today reported first quarter financial and operating results for the period ended March 31, 2011.
“We exited the first quarter in a position of excellent financial and operational strength,” said Nicholas J. Sutton, Chairman and CEO of Resolute. “Our more mature producing areas —Aneth Field in Utah and Hilight Field in Wyoming — delivered results in line with our estimates and continued to generate meaningful revenue for the Company. Importantly, this quarter we enhanced our knowledge base in our new areas of interest, the Bakken and Mowry shale plays. Through continued testing and analysis we have gained a clearer picture of the opportunities and are learning how best to proceed with these assets. Like most companies working in the Bakken trend area, we experienced weather and equipment constraints that were beyond the Company’s control, which slowed down our ability to bring Bakken wells on production. That being said, we believe that our previously announced production guidance remains appropriate.”
Sutton continued, “In terms of expansion and growth, based on our activities during the first quarter we are in an excellent position to move several of our projects to the next phase. We continue to work on our Mowry recompletion program in the Powder River basin, adding to our technical and operational knowledge. In the Big Horn basin, this summer we expect to recomplete an existing vertical well that we recently acquired, and also to drill a horizontal test. We are in the process of obtaining permits and have made progress in securing services to execute on both of these projects. Finally, we continue to search out and evaluate other play areas to further the Company’s growth. We believe that all of these projects will add to reserves and enhance shareholder value in 2011 and for years to come.”
First Quarter Comparative Results
Under generally accepted accounting principles (“GAAP”), Resolute recorded a net loss of $16.8 million, or $(0.32) per share, on revenue of $54.1 million during the three months ended March 31, 2011, which included unrealized losses on derivative instruments of $34.6 million. This compares to net income of $4.7 million, or $0.09 per share in the first quarter of 2010, which included unrealized gains on derivative instruments of $2.3 million.
For further information concerning the GAAP financial results, please refer to the Consolidated Statements of Operations presented in this press release.

Actual First Quarter 2011 Results Compared to First Quarter 2010 Results

	Three Months Ended March 31,
	2011	2010
	($ thousands, except per-Boe amounts)
Production (MBoe):
Aneth	544	489
Wyoming	155	147
Northern Rockies	8	—

Total production	707	636

Daily rate (Boe)	7,859	7,062

Revenue	$54,056	$41,132
Realized derivative settlements	(5,351)	(2,136)

Revenue, net of derivative settlements	48,705	38,996

Revenue per Boe (excluding realized derivative settlements)	$76.42	$64.72
Revenue per Boe (including realized derivative settlements)	68.86	61.36

Operating expenses:
Lease operating expense	14,386	13,255
Production and ad valorem taxes	7,792	6,293
General and administrative expense	4,352	2,653

Net income (loss)	$(16,773)	$4,704

EBITDA	$23,634	$17,035
EBITDA: During the first quarter of 2011, Resolute generated $23.6 million of EBITDA (a non-GAAP measure), or $33.41 per equivalent barrel of oil (“Boe”), a 39 percent increase over the prior year period. During the first quarter of 2010, Resolute generated $17.0 million of EBITDA, or $26.78 per Boe.
Production: Production for the quarter ended March 31, 2011, was 707 thousand Boe (“MBoe”) as compared to 636 MBoe for the first quarter of 2010. Production decreased 24 MBoe, or three percent, from the fourth quarter of 2010, primarily due to damage from early winter storms.
Production from the Company’s Aneth Field properties increased significantly during the first quarter of 2011, to 544 MBoe from 489 MBoe in the first quarter of 2010, due to the success of the DC IIC recompletion program, which began in March of 2010, and due to production response from the Company’s CO2 flood projects and recompletion programs.
Production in Wyoming of 155 MBoe increased by 8 MBoe in comparison to the prior year quarter production of 147 MBoe. First quarter 2010 production was diminished due to limited compression capacity at the Western Gas Resources Hilight Plant, which was resolved late in 2010. Production also reflects expected normal declines.
Production from the Company’s Bakken trend area was not significant in the first quarter of 2011.
Revenue: For the quarter ended March 31, 2011, Resolute realized a 25 percent increase in adjusted revenue as compared to the prior year quarter due to increased production and commodity pricing. The Company realized total adjusted revenue of $48.7 million for the quarter, including the effect of realized losses on derivatives of $5.4 million. For the quarter ended March 31, 2010, Resolute had total adjusted revenue of $39.0 million, including the effect of realized losses on derivatives of $2.1 million.

Operating Expenses: For the first quarter of 2011, total lease operating expenses increased nine percent to $14.4 million versus first quarter 2010 lease operating expenses of $13.3 million, but decreased on a per-Boe basis, to $20.34 per Boe in 2011 from $20.80 per Boe in the prior year quarter. Total production taxes increased by $1.5 million, or 24 percent, to $7.8 million, or $11.02 per Boe (14.4 percent of revenue), as compared to $6.3 million, or $9.95 per Boe for the 2010 quarter (15.3 percent of revenue.)
General and Administrative Expense: Resolute incurred general and administrative expense for the quarter ended March 31, 2011 of $4.4 million, or $6.15 per Boe, as compared to general and administrative expense of $2.7 million, or $4.17 per Boe, for the prior year quarter. The $1.7 million increase in general and administrative expenses mainly resulted from a $0.5 million increase in personnel costs due to additional employees versus 2010, $0.8 million of increased cost related the Company’s short term incentive compensation plan, which is being accrued ratably over the full year in 2011, while such costs were not accrued until the last four months of 2010, and a $1.2 million increase in stock based compensation expense. The annual equity awards were completed in the first quarter of 2011, whereas no equity awards were granted until the second quarter of 2010. The non-cash stock-based compensation expense represented $1.4 million, or $1.94 per Boe, for the first quarter of 2011. These increases were offset by a decrease in professional service fees and an increase in overhead billings.
Capital Expenditures: During the first quarter of 2011 Resolute incurred approximately $21.6 million in capital expenditures, $3.5 million of which was spent on CO2 to support the Company’s ongoing tertiary recovery projects in Greater Aneth. An additional $6.0 million was incurred in connection with the rebuilding of the Aneth Central Gas Plant. This plant is designed to dehydrate produced gas and recover condensate from the recycled gas stream. It will eventually be expanded to strip CO2 and hydrocarbon gas from the stream. The Company also spent $6.5 million on various facilities-related and compression projects in Greater Aneth and spent $0.6 million in recompletion activities in its Hilight properties. Finally, the Company incurred $5.0 million related to drilling and completion activities in the Bakken trend.
Operations Update
In Greater Aneth Field, production levels in the first quarter remained in line with Resolute’s projections. We continue to be encouraged by performance in Aneth Unit Phases 1, 2 and 3 of the CO2 expansion project, in conjunction with the ongoing vertical and horizontal conformance project to optimize fluid flow across the entire unit. Aneth Field Phase 4 developments are progressing and Resolute expects to begin injecting CO2 into the area at year end. In the McElmo Creek Unit, Resolute is continuing its efforts to recomplete the Desert Creek IIC subzone that it began in March 2010. The Company continued to see good production during the first quarter and expects the recompletion program to carry on through 2013.
In Wyoming, Resolute now has three Mowry recompletions in Hilight Field. These Mowry wells have been completed and fraced, and initial results are encouraging. The Company continues its evaluation of Mowry rock properties and is working to determine the most effective way to establish commercial Mowry production. As part of this process, Resolute intends to recomplete three additional Mowry tests in 2011, with the potential to undertake more recompletions if results continue to be successful. If the concept is proved successful, Resolute will have a significant opportunity to develop the 45,000 acres it holds by production in Hilight Field. Hilight may also have other formations of interest. Industry leasing and drilling activities targeting the Turner, Niobrara, Mowry and other regional formations have continued to increase all around the field. In addition, the Company’s 70,000 acre Big Horn Basin exploration program is progressing as planned. The Company recently acquired additional acreage near its first exploration location, on which there are two existing well bores that have the Mowry behind pipe. Resolute will reenter one of those wells and recomplete in the Mowry to provide valuable data about the acreage.

In the North Dakota Bakken trend, Resolute continues to maintain a measured approach to its drilling program. Four of the five wells that the Company drilled in the play have been fraced. For 2011, Resolute has allocated approximately $42 million for acreage acquisition, drilling and completion activities in this area. Industry activity remains very high in the area and services are in short supply, which could cause some delays in drilling and completion activities.
In the New Home project area (the Company’s joint venture with GeoResources (NASDAQ:GEOI)), Resolute has drilled and completed three wells, all of which are currently producing. Results to date give Resolute confidence that the Company’s efforts in the area will yield results that will meet expectations. In the Paris area, pursuant to the farm-out agreement entered into with Marathon Oil Corporation (NYSE: MRO), two wells have been drilled. The first well has been fraced and is undergoing clean-up operations while the second well is expected to be completed in May.
RESOLUTE ENERGY CORPORATION
Condensed Consolidated Statements of Operations (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2011	2010
Revenue:
Oil	$48,546	$35,857
Gas	4,805	4,542
Other	705	733

Total revenue	54,056	41,132

Operating expenses:
Lease operating	14,386	13,255
Production and ad valorem taxes	7,792	6,293
Depletion, depreciation, amortization, and asset retirement obligation accretion	12,969	10,713
General and administrative	4,352	2,653

Total operating expenses	39,499	32,914

Income from operations	14,557	8,218

Other income (expense):
Interest expense, net	(1,114)	(1,072)
Realized and unrealized gains (losses) on derivative instruments	(39,974)	210
Other income	33	33

Total other expense	(41,055)	(829)

Income (loss) before income taxes	(26,498)	7,389
Income tax benefit (expense)	9,725	(2,685)

Net income (loss)	$(16,773)	$4,704

Net income (loss) per common share:
Basic and diluted	$(0.32)	$0.09
Weighted average common shares outstanding:
Basic and diluted	53,204	49,906

Reconciliation of Net Income to EBITDA
In this press release, the term “EBITDA” is used. EBITDA is a non-GAAP financial measure and is equivalent to earnings before interest, income taxes, depreciation, depletion, amortization and accretion expenses, stock-based compensation, gains and losses on the sale of assets, change in derivative fair value and ceiling write-down of oil and gas properties. Resolute’s management believes EBITDA is an important financial measurement tool that provides information about the Company’s ability to service or incur indebtedness, and pay for its capital expenditures. This information differs from measures of performance determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operating activities as determined under GAAP and may not be equivalent to similarly titled measures of other companies. The table below reconciles Resolute’s net income to EBITDA.

	Three Months Ended March 31,
	2011	2010
	($ in thousands)
Net Income (loss)	$(16,773)	$4,704

Adjustments:
Interest	1,114	1,072
Tax expense (benefit)	(9,725)	2,685
Depletion, depreciation and amortization	12,969	10,713
Stock-based compensation	1,425	207
Unrealized loss (gain) on derivatives	34,624	(2,346)

Total adjustments	40,407	12,331

EBITDA	$23,634	$17,035

Earnings Call Information
Resolute will host an investor call at 4:30 PM ET today. To participate in the call please dial (888) 753-4238 from the United States, or (574) 941-1785 from outside the U.S. The conference call I.D. number is 64650936. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.
A replay of the call will be available through May 23, 2011 by dialing (800) 642-1687 from the U.S., or (706) 645-9291 from outside the U.S. The conference call I.D. number is 64650936.
This call will also be available as a live webcast which can be accessed at Resolute’s investor relations website at http://www.ResoluteEnergy.com/inv_overview.html.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised”, “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Such forward looking statements include statements regarding future financial and operating results; statements regarding our production and cost guidance for 2011; future reserve growth; anticipated capital expenditures; our operating, development and exploration plans; liquidity and availability of capital; the construction and startup of compression and other gas facilities in our Aneth Field operations; our expectations regarding our development activities including drilling, recompleting and refracing wells; testing and prospectivity of our Mowry acreage; and production from our Aneth Field properties, the Wyoming properties and on our Bakken acreage. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: the volatility of oil and gas prices; inaccuracy in reserve estimates and expected production rates; discovery, estimation, development and replacement of oil and gas reserves; the future cash flow, liquidity and financial position of Resolute; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; availability and terms of capital; the effectiveness of Resolute’s CO2 flood program; the potential for downspacing or infill drilling in the Williston basin of North Dakota or obstacles thereto; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling in the Bakken trend and the Mowry shale in Wyoming; potential delays in the completion schedule of Resolute’s compression facility construction; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; anticipated supply of CO2, which is currently sourced exclusively under a contract with Kinder Morgan CO2 Company, L.P.; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; government regulation and taxation of the oil and gas industry; developments in oil-producing and gas-producing countries; Resolute’s relationship with the Navajo Nation and the local Navajo community in the area in which Resolute operates; the success of strategic plans, expectations and objectives for future operations of Resolute. Actual results may differ materially from those contained in the forward-looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. You are encouraged to review Item 1A. — Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2010, the Form 10-Q for the quarter ended March 31, 2011, and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations. All forward-looking statements are qualified in their entirety by this cautionary statement.

About Resolute Energy Corporation
Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids-focused, long-lived onshore U.S. opportunities. Resolute’s producing properties are located in the Paradox Basin in Utah, the Powder River Basin in Wyoming and in Oklahoma. The Company also owns exploration properties in the Bakken trend of North Dakota, the Big Horn Basin in Wyoming and the Black Warrior Basin in Alabama.
# # #
HB Juengling
Vice President — Investor Relations
Resolute Energy Corporation
303-534-4600
hbjuengling@resoluteenergy.com
or
Josh Hochberg or Erica Bartsch
Sloane & Company
212-486-9500
jhochberg@sloanepr.com / ebartsch@sloanepr.com